CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Financial Highlights" and to the use of our report dated May 28, 2012 in this Registration Statement (Form N-1A No. 333-63151) of Prasad Growth Fund, (the Fund), a series of Prasad Series Trust.

VB&T CERTIFIED PUBLIC ACCOUNTANTS, PLLC

New York, New York

May 28, 2012

Registered with the Public Company Accounting Oversight Board